                                  EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

             For Each of the Five Years ending February 28 or 29,
                       (in thousands, except share data)


                              1997      1996 (restated)     1995         1994         1993
                           -----------  ---------------  -----------  -----------  -----------
Net Income                 $    16,236    $     8,497    $    16,740  $    11,802  $     7,617
                           ===========    ===========    ===========  ===========  ===========

Weighted average shares
outstanding during the
year                        15,250,000     15,087,000     14,851,000   14,742,600   13,177,470

Net addition to shares
outstanding under the
treasury stock method
due to stock options
and restricted stock           355,068        350,054        389,898      315,021      206,130
                           -----------    -----------    -----------  -----------  -----------

Shares outstanding used
in computing net income
per share                   15,605,068     15,437,054     15,240,898   15,057,621   13,383,600
                           ===========    ===========    ===========  ===========  ===========


Net income per share       $      1.04    $      0.55    $      1.10  $      0.78  $      0.56
                           ===========    ===========    ===========  ===========  ===========

                                      74